Exhibit 99.5

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is entered into as of March 28, 2017 by and among MaxLinear, Inc., a Delaware corporation (“Parent”), Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the person listed as a stockholder of Exar Corporation, a Delaware corporation (the “Company”), on the signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Merger Sub and Parent are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of the Company at a price of Thirteen Dollars and zero cents ($13.00) per share of the Company, net to the holder thereof in cash, without interest (such amount being hereinafter referred to as the “Offer Price”), and following the completion of the Offer, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent, all on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein that are not defined shall have the meanings set forth in the Merger Agreement.

WHEREAS, the Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on Exhibit A hereto (such shares, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities of the Company for which Stockholder has “beneficial ownership,” as that term is defined in Rule 13d-3 under the Exchange Act, and shares that may be acquired after the date hereof, including upon vesting of any restricted stock units on Company Common Stock held by the Stockholder or upon the exercise of any options to acquire Company Common Stock by the Stockholder, are collectively referred to herein as the “Shares”).

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement pursuant to which the Stockholder agrees to tender its Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement.

AGREEMENTS

In consideration of the recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.1 Tender Agreements.

(a) Agreement to Tender Shares in Offer. Unless this Agreement shall have been terminated pursuant to the terms hereof or the Offer is terminated in accordance with the terms of the Merger Agreement, the Stockholder hereby agrees that such Stockholder shall validly tender (and deliver any certificates evidencing, or an appropriate affidavit of lost certificate with respect thereto, to the extent such certificates have been lost, misplaced or destroyed) its Shares held in record name, or direct the broker or such other Person that is the holder of record of any Shares held beneficially by the Stockholder to validly tender such Shares, into the Offer promptly following, and in any event no later than fifteen (15) business days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or if the Stockholder has not received the Offer Documents by such time, within four (4) business days following receipt of such documents) and no later than five (5) business days after such Stockholder acquires beneficial ownership of any additional Shares in accordance with the procedures set forth in the Offer Documents, free and clear of all Liens.

(b) Termination of Offer. If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Merger Sub shall promptly and in any event no later than three (3) business days return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly and in any event no later than three (3) business days return all tendered Shares to the Stockholder.

(c) Agreement Not to Tender Shares in Competing Offer. At all times commencing with the execution and delivery of this Agreement and continuing until this Agreement shall have been terminated pursuant to the terms hereof, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent.

1.2 Other Covenants of the Stockholder. The Stockholder agrees, while this Agreement is in effect, as follows:

(a) The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Shares to any person other than Parent or Parent’s designee; (ii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares related to any matter that is inconsistent with the Offer, the Merger, or any transactions contemplated by the Merger Agreement or the provisions thereof; (iii) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (iv) knowingly, directly or indirectly, take, or cause the taking of, any other action that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder; provided, that, in the event that the Stockholder is a party, as of February 19, 2017, to a written plan for trading the Shares in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), the Stockholder may sell pursuant to such 10b5-1 Plan up to that number of Shares as permitted to be sold under such 10b5-1 Plan; provided, that, after February 19, 2017, the Stockholder shall not (x) amend such 10b5-1 Plan to increase the number of Shares eligible for sale under such 10b5-1 Plan, (y) deposit any Shares into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Shares, except as contemplated by this Agreement, or (z) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect. Notwithstanding the foregoing, the Stockholder may transfer any or all of his, her or its Shares as follows: (1) in the case of a Stockholder that is an entity, to any parent entity, subsidiary or affiliate under common control with such Stockholder, or to a partner or member of such Stockholder, and (2) in the case of a Stockholder that is an individual, to the Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or qualified as a charitable organization under the equivalent laws of Canada or its provinces; provided however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

(b) At any meeting of stockholders of the Company, the Stockholder shall vote (or cause to be voted) all of the Shares: (i) against any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction relating to the Company and (ii) against any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Offer or the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any security of the Company (including by any amendments to the Company’s charter or bylaws). Except as set forth in clauses (i) and (ii) of this Section 1.2(b) or clause (A) of Section 1.3, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company.

(c) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary to fulfill the Stockholder’s obligations under this Agreement. Nothing herein shall require the Stockholder to exercise any unexercised Company Stock Awards held by the Stockholder.

(d) The Stockholder shall not exercise any rights (including under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares that may arise with respect to the Offer or the Merger.

(e) The Stockholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and any related filings under the securities laws of the United States or any state thereof the Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable Law; provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments. None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in the Offer Documents will, at the respective times that the Offer Documents are filed with the SEC or are first mailed to the holders of the Company Common Stock, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Merger Sub authorizes and agrees to permit the Stockholder to make such disclosure or filings as may be required by the SEC or the New York Stock Exchange or any other national securities exchange relating to the existence and contents of this Agreement; provided that the Stockholder shall provide Parent and its counsel reasonable opportunity to review and comment thereon, and the Stockholder shall give reasonable consideration to any such comments.

1.3 Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a) The Stockholder hereby irrevocably (until this Agreement shall have been terminated pursuant to the terms hereof) (i) grants to Parent and any designee of Parent, alone or together, the Stockholder’s proxy, and (ii) appoints Parent and any designee of Parent as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, in each case, for and in the name, place and stead of the Stockholder, to vote the

Shares, or grant a consent or approval in respect of the Shares at any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought (A) in favor of the Offer, the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement; and/or (B) otherwise in accordance with the Stockholder’s voting obligations in Section 1.2(b).

(b) The Stockholder agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(c) The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked.

(d) THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 1.3 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

1.4 Non-Solicitation. During the term of this Agreement, the Stockholder agrees to comply with the terms of Section 7.2 of the Merger Agreement as if it were a party thereto.

1.5 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. The failure of the spouse, if any, of any Stockholder that is an individual, to be a party or signatory to this Agreement shall not (A) prevent the Stockholder from performing the Stockholder’s obligations contemplated hereunder or (B) prevent this Agreement from constituting the legal, valid and binding obligation of the Stockholder in accordance with its terms.

(c) The Shares and the certificates (or any book-entry notations used to represent any uncertificated shares of Company Common Stock) representing the Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has valid title to the Shares, free and clear of any Liens (including voting trusts and voting commitments). As of the date of this Agreement, the Stockholder does not own of record or beneficially any Shares of the Company, or any options, warrants or rights exercisable for Shares of the Company, other than the Shares set forth on Exhibit A hereto. The Stockholder has full power to vote the Shares as provided herein. Neither the Stockholder nor any of the Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Shares, except as otherwise contemplated by this Agreement or the Merger Agreement.

(d) (i) Other than filings required by the SEC or the New York Stock Exchange, no filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the Stockholder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the performance by the Stockholder of the Stockholder’s obligations under this Agreement nor compliance by the Stockholder with any of the provisions hereof shall (A) result in the creation of an encumbrance on any of the Shares or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Shares, except in the case of (A) or (B) for restrictions on transfer under the Securities Act of 1933, as amended or violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(e) As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby in a timely manner.

(f) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

1.5A. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder jointly and severally as follows: (a) each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement; and (b) the execution, delivery and performance of this Agreement have been duly authorized by each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Stockholder constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against the each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

1.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

1.7 Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the entry without the prior written consent of Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of Parent’s obligations under the Merger Agreement, in each case, that results in (A) a decrease in the Offer Price or Merger Consideration, or (B) a change in the form of Offer Price or Merger Consideration, or (iv) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 1.7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful, knowing and material breach of this Agreement occurring prior to such termination.

1.8 Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (i) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of the Company Common Stock and not in such Stockholder’s capacity as a director, officer or employee of the Company (as applicable) or in the Stockholder’s capacity as a trustee or fiduciary of any Company Employee Plans and (ii) nothing in this Agreement is intended to limit or restrict the Stockholder from taking any action or inaction or voting in the Stockholder’s sole discretion on any matter in his or her capacity as a director of the Company or in the Stockholder’s capacity as a trustee or fiduciary of any Company Employee Plans (if applicable), including, for the avoidance of doubt, taking any action permitted by Sections 7.3 and 7.4 of the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

1.9 Parent. Nothing herein shall be construed to limit or affect any action or inaction by (i) Parent or Merger Sub in accordance with the terms of the Merger Agreement or (ii) any Affiliate, officer, director or direct or indirect equity holder of Parent or Merger Sub acting in his or her capacity as a director or officer of Parent or Merger Sub; provided, however, that this Section 1.11 shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

1.10 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the disposition or voting of any of the Shares, except as otherwise provided herein.

1.11 General Provisions.

(a) Except as otherwise set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated hereby are consummated.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) mailed by registered or certified first-class mail, prepaid with return receipt requested, (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (iv) delivered by facsimile or email which is confirmed in writing by sending a copy of such facsimile or email to the recipient thereof pursuant to clause (i) or (iii) above:

If to Parent and Merger Sub:

MaxLinear, Inc.

5966 La Place Court, Suite 100

Carlsbad, CA 92008

Attention: Adam Spice

Facsimile No: 949-753-8110

With a required copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92130

Attention: Robert F. Kornegay and Denny Kwon

Email: rkornegay@wsgr.com and dkwon@wsgr.com

Facsimile No.: (858) 350-2399

If to the Stockholder:

At the address and facsimile number and email address set forth set forth in Exhibit A hereto; or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

(d) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic transmission shall be binding for all purposes hereof.

(f) This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(g) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(h) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and proper venue of the Court of Chancery of the State of Delaware, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(i) If any provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable by any rule of law or public policy, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(j) Each of the parties acknowledges that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law or damages, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available in order to enforce the terms hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu
Name:	Kishore Seendripu
Title:	President and Chief Executive Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ Kishore Seendripu
Name:	Kishore Seendripu
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

COMPANY STOCKHOLDER

/s/ Izak Bencuya
Izak Bencuya

[Signature Page to Support Agreement]

Exhibit A

Stockholder Security Ownership and Voting Information

Name and Address of Stockholder	Number and class of Shares beneficially owned by the Stockholder as of the date hereof:

Name:	45,000 shares of Company Common Stock
Izak Bencuya
Address:	80,000 shares of Company Common Stock issuable upon exercise or vesting of Company stock options
14793 Vickery Lane
28,000 shares of Company Common Stock issuable
Saratoga, CA 95070	upon settlement of Company restricted stock units

with a copy to: